Exhibit 99.1

Ingles Markets, Incorporated Board Authorizes Four Million Share Repurchase Program

ASHEVILLE, N.C.--(BUSINESS WIRE)--June 26, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) announced today that its Board of Directors authorized the repurchase of up to four million shares of its Class A and Class B Common Stock. Ingles Markets had approximately 13.0 million Class A shares outstanding and 11.3 million Class B shares outstanding as of June 25, 2013.

“The stock repurchase authorization highlights our confidence in Ingles’ business and our outlook for continued growth,” stated Robert P. Ingle II, chief executive officer. “We believe the stock repurchase program is a solid investment for our shareholders and provides us with the opportunity to leverage our strong financial position to improve our earnings per share.”

The share repurchase program may be carried out through open market purchases, block trades, purchases from the Company’s investment/profit sharing plan and in negotiated private transactions. Any shares repurchased from directors or officers of the Company, or any of their respective affiliates (other than the Company’s investment/profit sharing plan) shall be approved by the Audit Committee in accordance with the Company’s Related Party Transaction policy. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time. The Company plans to use existing cash, cash flow from operations and other financing sources to fund the repurchase program.

The Company’s Class A shares are traded publicly on the NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. Class B shares are not publicly traded and are held primarily by insiders and the Company’s investment/profit sharing plan. The Class B shares are valued on a one-to-one basis with the Company’s publicly-traded Class A shares.

This press release contains certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally or in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K 2013 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 204 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer